Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Green Dot Corporation that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-293326) and related Prospectus of Compass Sub North, Inc. and to the incorporation by reference therein of our reports dated March 16, 2026, with respect to the consolidated financial statements of Green Dot Corporation, and the effectiveness of internal control over financial reporting of Green Dot Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
May 6, 2026